Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com

Dividend Increases for Eighth Consecutive Year at Six Flags

Annualized Cash Dividend Increases from $3.12 to $3.28 per Share

GRAND PRAIRIE, Texas — November 14, 2018 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that its board of directors declared a fourth quarter cash dividend of $0.82 per share of common stock payable to shareholders of record as of November 29, 2018. The dividend will be payable December 10, 2018. The new dividend represents a 5 percent increase on an annualized basis, and, when combined with the $0.08 increase in the dividend declared in February 2018, represents a 17 percent increase compared to the dividend in the same period in 2017.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 25 parks across the United States, Mexico and Canada. For 57 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.